PROSPECTUS
(Supplement to Prospectus Dated June 24, 2004)
Filed pursuant to Rule 424(b)(5)
Registration No. 333-116189
4,600,000 Shares

Common Shares

           Our common shares are quoted on the Nasdaq National Market under the symbol “CARS.” The last reported sale price on December 20, 2004 was $34.12 per share.

           Investing in our common shares involves risks. See “Risk Factors” beginning on page 3 of the accompanying prospectus.

		Underwriting
	Price to	Discounts and	Proceeds to
	Public	Commissions	Capital Automotive

Per Share	$33.25	$1.25	$32.00
Total	$152,950,000	$5,750,000	$147,200,000

           Delivery of the common shares will be made on or about December 27, 2004.

           Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the prospectus to which it relates is truthful or complete. Any representation to the contrary is a criminal offense.

Joint Bookrunning Managers

A.G. EDWARDS	RBC CAPITAL MARKETS
STIFEL, NICOLAUS & COMPANY INCORPORATED

The date of this prospectus supplement is December 21, 2004.

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TABLE OF CONTENTS

PROSPECTUS SUPPLEMENT

PROSPECTUS

      You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.

ABOUT THIS PROSPECTUS SUPPLEMENT

      References to “we,” “us” or “our” refer to Capital Automotive REIT or, if the context requires, Capital Automotive L.P., which we refer to as the “Partnership,” and our business and operations conducted through the Partnership and/or directly or indirectly owned subsidiaries. References to “Capital Automotive” or the “REIT” refer solely to Capital Automotive REIT. The REIT is the sole general partner of the Partnership, and as of September 30, 2004, owned approximately 82.5% of the common units of limited partnership interest in the Partnership, which we refer to as Units. Units of the Partnership held by limited partners (other than the REIT) are redeemable, at the option of the holder, for cash, or alternatively, the REIT, at its election, may assume the redemption obligations of the Partnership and acquire the Units in exchange for our common shares on a one-for-one basis.

      In this prospectus supplement, we use the term “dealerships” to refer to franchised automobile dealerships and motor vehicle service, repair or parts businesses, used vehicle business and other related businesses, which are the types of businesses that are operated on our properties. We also use the terms “dealer group,” “tenant” or “operators of dealerships” to refer to the persons and companies that lease our properties.

FORWARD-LOOKING STATEMENTS

      Our prospectus supplement and the accompanying prospectus, including our documents incorporated herein by reference, contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Also, documents that we subsequently file with the Securities and Exchange Commission, or the SEC, and that are incorporated into this prospectus supplement and the accompanying prospectus by reference will contain forward-looking statements. When we refer to forward-looking statements or information, sometimes we use words such as “may,” “will,” “could,” “should,” “plans,” “intends,” “expects,” “believes,” “estimates,” “anticipates” and “continues.” In particular, the risk factors included or incorporated by reference in this prospectus supplement and accompanying prospectus describe forward-looking information. The risk factors are not all-inclusive, particularly with respect to possible future events. Other parts of, or documents incorporated by reference into, our prospectus supplement and accompanying prospectus may also include forward-looking information. Many things can happen that can cause our actual results to be different than those described. We have included some of these factors under the section captioned “Risk Factors” beginning on page 3 of the accompanying prospectus.

      Given these uncertainties, readers are cautioned not to place undue reliance on these forward-looking statements. We make no promise to update any of the forward-looking statements, or to publicly release the results if we revise any of them. You should carefully review the risks and the risk factors described in the section captioned “Risk Factors” beginning on page 3 of the accompanying prospectus, as well as the other information in this prospectus supplement and the accompanying prospectus before buying our common shares.

SUMMARY

      This summary may not contain all of the information that is important to you. You should carefully read the entire prospectus supplement and the accompanying prospectus, especially the “Risk Factors” section beginning on page 3 of the accompanying prospectus and the “Where You Can Find More Information” section on page S-12 of this prospectus supplement, as well as the documents incorporated by reference in this prospectus supplement and in the accompanying prospectus, before making an investment decision. Unless otherwise expressly stated or the context otherwise requires, all information in this prospectus supplement assumes that the underwriters’ over-allotment option is not exercised.

The Company

      We are a self-administered and self-managed real estate company operating as a real estate investment trust, or a REIT, for federal income tax purposes. Our executive officers are Thomas D. Eckert, President and Chief Executive Officer; David S. Kay, Senior Vice President, Chief Financial Officer and Treasurer; Jay M. Ferriero, Senior Vice President and Director of Acquisitions; John M. Weaver, Senior Vice President, Secretary and General Counsel and Lisa M. Clements, Vice President, Chief Accounting Officer and Controller.

      Our primary business strategy is to purchase real estate (land, buildings and other improvements), which we simultaneously lease to operators of franchised automobile dealerships and motor vehicle service, repair or parts businesses, used vehicle businesses and other related businesses under long-term, triple-net leases. Triple-net leases typically require the tenant to pay all operating expenses of a property, including, but not limited to, all real estate taxes, assessments and other government charges, insurance, utilities, repairs and maintenance. We focus on leasing properties to dealer groups that have a long history of operating multi-site, multi-franchised dealerships, generally targeting the largest dealer groups in terms of revenues in the largest metropolitan areas in the U.S. in terms of population. In addition, we provide facility improvement and expansion funding, construction financing and takeout commitments in certain circumstances. We believe that we are the only publicly traded real estate company exclusively pursuing this strategy. The objective of our strategy is to provide long-term, predictable, stable cash flow for our shareholders.

      As of September 30, 2004, we had invested nearly $2.1 billion in 327 properties located in 31 states, consisting of approximately 2,532 acres of land and containing approximately 14.3 million square feet of buildings and improvements. Our tenants operate 489 motor vehicle franchises on our properties, representing 44 brands of motor vehicles, which include all of the top selling brands in the U.S.

      Our principal executive offices are located at 8270 Greensboro Drive, Suite 950, McLean, Virginia 22102 and our telephone number is (703) 288-3075. Our website address is www.capitalautomotive.com. The information contained on our website is not a part of this prospectus supplement or the accompanying prospectus. We make available free of charge on our website our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports as soon as reasonably practicable after electronically filed with or furnished to the SEC.

Recent Developments

      During the fourth quarter of 2004, the amount of our real estate investments has exceeded our expectations. As a result, as of December 20, 2004, we have borrowed under the revolver portion of our unsecured credit facility approximately $175 million.

      On December 21, 2004, Moody’s Investors Service and Standard & Poor’s Ratings Services initiated coverage of our securities and issued investment grade ratings of our outstanding senior unsecured debt (a rating of “Baa3” from Moody’s and “BBB-” from Standard & Poor’s).

      In addition, we intend to terminate an interest rate swap arrangement with a notional balance of approximately $75 million relating to variable rate debt that was swapped to fixed rate debt. We expect to terminate this swap arrangement during the fourth quarter of 2004 and refinance the $75 million during the first quarter of 2005 with unsecured debt. The termination of this interest rate swap arrangement will result in a swap breakage charge of approximately $7.5 million as of December 20, 2004, to both funds from operations (FFO) available to common shareholders and net income available to common shareholders. A definition of FFO, which is a non-GAAP financial measure, is contained in our Form 10-Q for the quarter ended September 30, 2004, and incorporated by reference into this prospectus supplement. The swap breakage charge, which was not included in our prior earnings guidance, will be recorded in the fourth quarter of 2004.

THE OFFERING

Issuer	Capital Automotive REIT

Securities offered	4,600,000 common shares

Shares to be outstanding after this offering	51,486,549(1)

Use of proceeds	We intend to use the net proceeds of this offering to repay borrowings under our unsecured credit facility, substantially all of which were incurred to fund property acquisitions.

Risk factors	See “Risk Factors” beginning on page 3 of the accompanying prospectus and other information contained herein for a discussion of factors you should carefully consider before deciding to invest in our common shares.

Nasdaq National Market symbol	“CARS”

(1)	Based on 38,806,280 common shares and 8,080,269 Units outstanding as of December 20, 2004. Excludes common shares issuable upon exercise of outstanding options or that may be issuable upon the payment of phantom shares under our equity incentive plan.

USE OF PROCEEDS

      The net proceeds from the sale of common shares in this offering, after deducting the discounts and commissions to the underwriters and other estimated expenses of this offering payable by us, are estimated to be approximately $147.2 million. We intend to use these net proceeds to repay borrowings under our unsecured credit facility, substantially all of which were incurred to fund property acquisitions. This facility bears interest at LIBOR plus 145 basis points and terminates in August 2007.

ADDITIONAL FEDERAL INCOME TAX CONSIDERATIONS

      The following is a summary of some additional tax considerations with respect to the ownership of our common shares. For additional information, see the “Federal Income Tax Considerations” section beginning on page 41 of the accompanying prospectus.

      Taxation of Capital Automotive. In the opinion of our tax counsel, Shaw Pittman LLP, (i) we qualified as a REIT under Sections 856 through 859 of the Internal Revenue Code of 1986, as amended, which we refer to as the Code, with respect to our taxable years ended through December 31, 2003; and (ii) we are organized in conformity with the requirements for qualification as a REIT under the Code and our current method of operation will enable us to meet the requirements for qualifications as a REIT for the current taxable year and for future taxable years, provided that we have operated and continue to operate in accordance with various assumptions and factual representations made by us concerning our business, properties and operations. We may not, however, have met or continue to meet such requirements. You should be aware that opinions of counsel are not binding on the Internal Revenue Service or any court. Our qualification as a REIT depends on our ability to meet, on a continuing basis, certain qualification tests set forth in the federal tax laws. Those qualification tests involve the percentage of income that we earn from specified sources, the percentage of our assets that fall within certain categories, the diversity of the ownership of our shares, and the percentage of our earnings that we distribute. We describe the REIT qualification tests in more detail in the accompanying prospectus under “Federal Income Tax Considerations — Requirements for REIT Qualification.” Shaw Pittman LLP will not monitor our compliance with the requirements for REIT qualification on an ongoing basis. Accordingly, no assurance can be given that our actual operating results will satisfy the qualification tests.

      Recent Legislation. On October 22, 2004, the President signed into law the American Jobs Creation Act, which amended certain rules relating to REITs. The American Jobs Creation Act revised the following REIT rules:

•	If we fail to satisfy the 95% gross income test after our 2004 taxable year, as described under “Federal Income Tax Considerations — Requirements for REIT Qualification — Income Tests” in the accompanying prospectus, the Act changes eligibility for relief for the failure by providing that relief generally will be available if our failure to meet such tests is due to reasonable cause and not due to willful neglect, and we attach a schedule of the sources of our income to our tax return. Even if the relief provisions apply, we will be subject to a 100% tax on the excess of 95% (rather than 90%) of our gross income over our qualifying income.

•	For purposes of the 10% asset test (in particular, the requirement that we not own more than 10% of the value of the securities of any issuer other than a taxable REIT subsidiary or another REIT), as described under “Federal Income Tax Considerations — Requirements for REIT Qualification — Asset Tests” in the accompanying prospectus, the exception for certain “straight debt” securities includes debt subject to the following contingencies:

•	a contingency relating to the time of payment of interest or principal, as long as either (i) there is no change to the effective yield of the debt obligation, other than a change to the annual yield that does not exceed the greater of (x) 0.25% or (y) 5% of the annual yield, or (ii) neither the aggregate issue price nor the aggregate face amount of the issuer’s debt obligations held by us exceeds $1 million and no more than 12 months of unaccrued interest on the debt obligations can be required to be prepaid; and

•	a contingency relating to the time or amount of payment upon a default or prepayment of a debt obligation, as long as the contingency is consistent with customary commercial practice.

In addition to straight debt, loans to individuals and estates, securities issued by REITs, and accrued obligations to pay rent will not be considered securities for purposes of the 10% asset test.

•	For purposes of the 10% asset test, holding a de minimis amount of an issuer’s securities that do not qualify for the straight debt safe harbor (either directly or through a taxable REIT subsidiary) will not prevent straight debt of a partnership or corporation from qualifying for the safe harbor. Specifically, we or a “controlled” taxable REIT subsidiary (one in which we own more than 50% of the voting power or value of the stock) could hold such non-straight debt securities with a value of up to 1% of a partnership’s or corporation’s outstanding securities. There is no limitation on the amount of an issuer’s securities that a non-controlled taxable REIT subsidiary can own.

•	In the event that, at the end of a calendar quarter after our 2004 taxable year, more than 5% of our assets are represented by the securities of one issuer, or we own more than 10% of the voting power or value of the securities of any issuer, we will not lose our REIT status if (i) the failure is de minimis (up to the lesser of 1% of our assets or $10 million) and (ii) we dispose of assets or otherwise comply with the asset tests within six months after the last day of the quarter in which we identify such failure. In the event of a more than de minimis failure of any of the asset tests after our 2004 taxable year, as long as the failure was due to reasonable cause and not to willful neglect, we will not lose our REIT status if we (i) dispose of assets or otherwise comply with the asset tests within six months after the last day of the quarter in which we identify such failure, (ii) file a schedule with a description of each asset causing the failure in accordance with regulations prescribed by the Treasury, and (iii) pay a tax equal to the greater of $50,000 or 35% of the net income from the nonqualifying assets during the period in which we failed to satisfy the asset tests. We may not qualify for the relief provisions in all circumstances.

•	In the event that we fail to satisfy a REIT requirement after our 2004 taxable year, other than the gross income or asset tests, we will not lose our REIT status but will incur a penalty of $50,000 for each reasonable cause failure to satisfy such a requirement. We may not qualify for this relief provision in all circumstances.

•	After our 2004 taxable year, “hedging transaction” will mean any transaction entered into in the normal course of our trade or business primarily to manage the risk of interest rate, price changes, or currency fluctuations with respect to borrowings made or to be made, or ordinary obligations incurred or to be incurred, to acquire or carry real estate assets. We will be required to clearly identify any such hedging transaction before the close of the day on which it was acquired, originated, or entered into. Income and gain from hedging transactions will be excluded from gross income for purposes of the 95% gross income test (but not the 75% gross income test). Income and gain from hedging transactions will continue to be nonqualifying income for purposes of the 75% gross income test.

•	For non-U.S. shareholders of our publicly traded shares, including our common shares, capital gain distributions occurring after our 2004 taxable year that are attributable to our sale of real property will be treated as ordinary dividends rather than as gain from the sale of a United States real property interest, as long as the non-U.S. shareholder does not own more than 5% of that class of our stock at any time during the taxable year.

      The provisions described above relating to the expansion of the “straight debt” safe harbor and the addition of securities that would be exempt from the 10% asset test apply retroactively to taxable years beginning after December 31, 2000. All other provisions apply for taxable years beginning after our 2004 taxable year.

UNDERWRITING

      Subject to the terms and conditions of the underwriting agreement among us and the several underwriters named therein, the underwriters have agreed severally to purchase from us the following respective number of common shares at the offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus supplement.

Underwriter	Shares

A.G. Edwards & Sons, Inc.	2,070,000
RBC Capital Markets Corporation	2,070,000
Stifel, Nicolaus & Company, Incorporated	460,000

Total	4,600,000

      The underwriting agreement provides that the obligations of the underwriters are subject to certain conditions precedent and that the underwriters will purchase all of the common shares if any of these shares are purchased. The underwriters are obligated to take and pay for all of the common shares offered in this offering.

      The underwriters have advised us that they propose to offer the common shares to the public at the offering price set forth on the cover page of this prospectus supplement and to certain dealers at that price less a concession not in excess of $0.75 per share. The underwriters may allow, and the dealers may re-allow, a concession not in excess of $0.10 per share to some other dealers. After the offering, the offering price and other selling terms may be changed by the underwriters.

      We have agreed that, for a period of 60 days after the date of this prospectus supplement, we will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the SEC a registration statement under the Securities Act relating to, any common shares or securities convertible into or exchangeable or exercisable for any common shares, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing, without the prior written consent of the underwriters, except for issuances (i) pursuant to our existing dividend reinvestment, stock purchase and other benefit plans, (ii) upon the exercise of options, (iii) upon the redemption of Units, and (iv) in connection with acquisitions, joint ventures and similar types of arrangements as long as the recipients of those securities also agree not to sell or transfer those securities without the prior written consent of the underwriters for a period of 60 days after the date of this prospectus supplement. In addition, we may file registration statements with the SEC registering for resale common shares to be issued to unitholders upon redemption of Units in accordance with our customary practice.

      Our executive officers and certain of our trustees have agreed that, subject to certain exceptions, they will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any common shares, Units, or securities convertible into or exchangeable or exercisable for any common shares, enter into a transaction that would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of our common shares, whether any of these transactions are to be settled by delivery of our common shares or other securities, in cash or otherwise, or publicly disclose the intention to make any offer, sale, pledge or disposition, or enter into any transaction, swap, hedge or other arrangement, without, in each case, the prior written consent of the underwriters for a period of 60 days (30 days with respect to common shares acquired upon the exercise of options) after the date of this prospectus supplement.

      The underwriters have advised us that they do not intend to confirm sales to any account over which they exercise discretionary authority.

      The following table summarizes the discounts and commissions to be paid to the underwriters by us in connection with this offering.

Paid By
Capital Automotive

Per share	$1.25
Total	$5,750,000

      We expect to incur expenses of approximately $200,000 in connection with this offering.

      We have agreed to indemnify the underwriters against some liabilities, including liabilities under the Securities Act of 1933.

      Until the distribution of the common shares is completed, rules of the Securities and Exchange Commission may limit the ability of the underwriters and some selling group members to bid for and purchase the common shares. As an exception to these rules, the underwriters are permitted to engage in certain transactions that stabilize, maintain or otherwise affect the price of the common shares.

      If the underwriters create a short position in common shares in connection with the offering, i.e., if they sell a greater aggregate number of common shares than is set forth on the cover page of this prospectus supplement, the underwriters may reduce the short position by purchasing common shares in the open market. This is known as a “syndicate covering transaction.”

      Naked short sales are sales in excess of the number of common shares set forth on the cover page of this prospectus supplement. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

      The underwriters may also impose a penalty bid on some selling group members. This means that if the underwriters purchase common shares in the open market to reduce the selling group members’ short position or to stabilize the price of the common shares, it may reclaim the amount of the selling concession from the selling group members who sold those common shares as part of the offering.

      In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of the purchases. The imposition of a penalty bid might also have an effect on the price of a security to the extent that it were to discourage resale of the security.

      Neither we nor the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the common shares. In addition, neither we nor the underwriters make any representation that the underwriters will engage in the transactions or that the transactions, once commenced, will not be discontinued without notice.

      Certain of the underwriters and their respective affiliates have from time to time performed and may in the future perform various financial advisory, commercial banking and investment banking services for us in the ordinary course of business, for which they received or will receive customary fees. In addition, as described under “Use of Proceeds,” we intend to use net proceeds from this offering to repay borrowings outstanding under our unsecured credit facility. An affiliate of RBC Capital Markets Corporation is a lender under our unsecured credit facility, and, as a result, will receive a portion of the net proceeds from this offering through the repayment of those borrowings.

LEGAL MATTERS

      The validity of the common shares offered by this prospectus supplement will be passed upon for us by Shaw Pittman LLP, a limited liability partnership including professional corporations. In addition, the description of federal income tax considerations contained in this prospectus supplement under “Additional Federal Income Tax Considerations” and in the accompanying prospectus under “Federal Income Tax Considerations” is, to the extent that it constitutes matters of law, summaries of legal matters or legal conclusions, based upon the opinion of Shaw Pittman LLP. Certain legal matters relating to the securities will be passed upon for the underwriters by Hunton & Williams LLP.

EXPERTS

      Pursuant to the Securities Act of 1933 and the rules promulgated thereunder, we are required to, and have incorporated into, this prospectus supplement our Annual Report on Form 10-K for the year ended December 31, 2003. Ernst & Young LLP, an independent registered public accounting firm, have audited our consolidated financial statements and schedule included in our Annual Report on Form 10-K for the year ended December 31, 2003, as set forth in their report, which is incorporated by reference in this prospectus supplement and the accompanying prospectus and elsewhere in the registration statement. Our financial statements and schedule contained in the 2003 Form 10-K are incorporated by reference in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

      We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the SEC’s website at http://www.sec.gov. You may also read and copy any document we file at the SEC’s Public Reference Room at:

Public Reference Section Securities and Exchange Commission Room 1200 450 Fifth Street, N.W. Washington, D.C. 20549

      Please call the SEC at (800) SEC-0330 for further information on the operating rules and procedures for the public reference room.

      The SEC allows us to “incorporate by reference” the information we file with them, which means we can disclose important information to you by referring you to those documents. The information we incorporate by reference is an important part of this prospectus supplement and the accompanying prospectus, and all information that we will later file with the SEC will automatically update and supersede the older information. We incorporate by reference the documents listed below as well as any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act (Exchange Act File No. 000-23733) after the date of this prospectus supplement. Notwithstanding the foregoing, we do not incorporate any portion of a document that is “furnished” to the SEC

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2003

•	Our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2004

•	Our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2004

•	Our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2004

•	Our Current Report on Form 8-K/ A dated February 19, 1999 and filed with the SEC on March 12, 2004

•	Our Current Report on Form 8-K dated February 4, 2004 and filed with the SEC on February 6, 2004

•	Our Current Report on Form 8-K dated March 18, 2004 and filed with the SEC on March 22, 2004

•	Our Current Report on Form 8-K dated March 26, 2004 and filed with the SEC on April 7, 2004, as amended by our Current Report on Form 8-K/ A dated March 26, 2004 and filed with the SEC on November 9, 2004

•	Our Current Report on Form 8-K dated March 29, 2004 and filed with the SEC on March 31, 2004

•	Our Current Report on Form 8-K dated April 22, 2004 and filed with the SEC on April 26, 2004

•	Our Current Report on Form 8-K dated May 7, 2004 and filed with the SEC on May 10, 2004

•	Our Current Report on Form 8-K dated August 24, 2004 and filed with the SEC on August 25, 2004

      Copies of these filings are available at no cost on our website, www.capitalautomotive.com. Amendments to these filings will be posted to our website as soon as reasonably practicable after filing with the SEC. In addition, you may request a copy of these filings and any amendments thereto at no cost, by writing or telephoning us. Those copies will not include exhibits to those documents unless the exhibits are specifically incorporated by reference in the documents or unless you specifically request them. You may also request copies of any exhibits to the registration statement. Please direct your request to:

Ms. Lisa M. Clements Capital Automotive REIT 8270 Greensboro Drive Suite 950 McLean, Virginia 22102 (703) 288-3075

      Our prospectus supplement and the accompanying prospectus does not contain all of the information included in the registration statement. We have omitted certain parts of the registration statement in accordance with the rules and regulations of the SEC. For further information, we refer you to the registration statement, including its exhibits and schedules. Statements contained in our prospectus supplement and the accompanying prospectus about the provisions or contents of any contract, agreement or any other document referred to are not necessarily complete. Please refer to the actual exhibit for a more complete description of the matters involved. You may get copies of the exhibits by contacting the person named above.

      You should rely solely on the information in our prospectus supplement, the accompanying prospectus and the documents that are incorporated by reference. We have not authorized anyone else to provide you with different information. We are not offering these securities in any state where the offer is prohibited by law. You should not assume that the information in our prospectus supplement, the accompanying prospectus or any incorporated document is accurate as of any date other than the date of the document.

4,600,000 Shares

Common Shares

A.G. EDWARDS	RBC CAPITAL MARKETS

STIFEL, NICOLAUS & COMPANY INCORPORATED

The date of this prospectus supplement is December 21, 2004.